EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                   INVESTOR/MEDIA CONTACT:
                                                        DEBORAH LOEB BOHREN
                                                        212-476-3552


                       WELLCHOICE, INC. REPORTS FULL YEAR
                         AND FOURTH QUARTER 2002 RESULTS

o FULL YEAR REPORTED NET INCOME OF $376.5 MILLION RESULTING IN PRO FORMA EARNINGS PER SHARE OF $4.51

o ADJUSTED EARNINGS PER SHARE OF $ 0.50 AND $1.81 FOR 4TH QUARTER AND FULL YEAR OF 2002, RESPECTIVELY

o       COMMERCIAL MANAGED CARE MEMBERSHIP, EXCLUDING NYC AND NYS PPO, INCREASED
        15.2%

o       MEDICAL LOSS RATIO IMPROVEMENT OF 280 BASIS POINTS TO 85.3% FOR 2002

o       2003 EARNINGS GROWTH GUIDANCE OF 20% OVER ADJUSTED 2002 EPS


New York, NY (February 13, 2003) -- WellChoice, Inc. (NYSE: WC) today reported results for the full year and fourth quarter ended December 31, 2002. The company has presented results on a reported (GAAP) basis as well as on an adjusted basis, for comparability.

REPORTED RESULTS

WellChoice reported net income for 2002 of $376.5 million, or $4.51 per share on a pro forma basis, an increase of $245.5 million over the prior year net income of $131.0 million. Income from continuing operations before income taxes for 2002 was $309.7 million, an increase of $162.1 million over the prior year income from continuing operations before income taxes of $147.6 million. For the fourth quarter ended December 31, 2002, income from continuing operations before income taxes was $82.7 million, an increase of $41.2 million over the fourth quarter 2001 income from continuing operations before income taxes of $41.5 million. Earnings per share are presented on a pro forma basis as if the 83.5 million shares outstanding at the end of the year had been outstanding for the full year. Prior to the November 2002 conversion of Empire Blue Cross Blue Shield to for-profit status and the WellChoice initial public offering, there were no shares outstanding.

ADJUSTED RESULTS

Adjusted net income for 2002 was $150.9 million, or $1.81 per share. For the 2002 fourth quarter, adjusted net income was $41.9 million, or $0.50 per share.

Adjusted results are calculated by increasing or decreasing net income determined in accordance with generally accepted accounting principles by items that make the reported results for the year not comparable to future periods. These adjustments principally relate to the fact that WellChoice operated as a not-for-profit company through November 7, 2002, and to certain other unusual items.

Specifically, as set forth in the attached reconciliation table ("Exhibit C"), reported income from continuing operations before income taxes for 2002 of $309.7 million was adjusted for items related to the World Trade Center event, where WellChoice had significant operations (-$27.3 million), severance (+$6.3 million) and restructuring charges (+$13.7 million) and litigation reserve releases (-$15.4 million). The adjusted results also take into account the estimated net impact of premium taxes and sales and use taxes had the company operated as a for-profit entity for the entire year (-$26.8 million). The total impact of the adjustments was to reduce pre-tax net income by $49.5 million. After making these adjustments the impact to the income statement would be as follows: a decrease of $8.0 million in other income, an increase of $15.4 million in cost of benefits provided, and an increase of $26.1 million in administrative expenses. The full year 2002 adjusted income from continuing operations before income taxes is $260.2 million. A 42% effective income tax rate was then applied to arrive at adjusted net income for the year of $150.9 million, or $1.81 per share, assuming 83.5 million shares outstanding for the full year. The adjustments do not include conversion and IPO expenses.

The company applied the same methodology to fourth quarter 2002 results beginning with reported income from continuing operations before income taxes of $82.7 million, increasing administrative expenses by $10.5 million and applying an effective tax rate of 42% to arrive at $41.9 million adjusted net income, or $0.50 per share.

"We are very pleased with our strong performance in 2002, which reflects our ability to capitalize on the exceptional growth potential in our New York service areas as well as the national markets we serve," said Michael A. Stocker, MD, president and chief executive officer. "Our success in 2002 leveraged numerous business improvements made in recent years and enabled us to complete our transformation to a public company focused on profitable growth. We are confident that our momentum will continue, driven by our strong brand identity, outstanding network of providers, commitment to operational excellence, and ability to successfully execute on a strategic plan focused on building our market leadership."

"WellChoice has generated improved earnings and strengthened its balance sheet during 2002," said John W. Remshard, senior vice president and chief financial officer at WellChoice. "The fourth quarter represents our 17th consecutive quarter of underwriting gains."

DISCUSSION OF REPORTED RESULTS

Improvements in financial results in the fourth quarter and full year were primarily due to higher premium yields (the total per member per month premium based on both premium rates and product mix) on insured accounts, improved claims trends and an increases in administrative service fee revenue resulting from self-funded membership growth.

MEMBERSHIP: Enrollment in commercial managed care products (excluding the New York State and New York City PPO membership) increased by 15.2% to 2.0 million as of December 31, 2002. Membership in all commercial managed care products, including New York State and New York City PPO membership, increased by 9.3% to
3.8 million as of December 31, 2002 over the prior year. This increase reflects an adjustment for a change in membership reporting for the New York State PPO product as noted in the attached membership table ("Exhibit A"). Membership in the other insurance products and services segment, which includes indemnity and individual products, declined by 24.8%, consistent with the market shift to managed care. Self-funded membership grew 23.7% to 1.5 million in 2002 and now accounts for 33.6% of overall membership. Total membership was 4.6 million as of December 31, 2002, an increase of 1.3% for the year.

REVENUE: Total revenues for 2002 increased to $5.1 billion, a 10.2% increase from the prior year. Insured premiums grew by 9.0% to $4.6 billion for the year ended December 31, 2002, a $381.8 million increase over the prior year. Premium yield improved by 10.7% for commercial managed care products excluding the New York State and New York City PPO accounts. Administrative service fees increased by 23.0%, a $74.2 million increase over the prior year driven by the continued growth in self-insured membership.

MEDICAL LOSS RATIO: The increase in premium yield, combined with moderate claims trends, significantly benefited the overall medical loss ratio, which declined 280 basis points to 85.3% for 2002 from 88.1% for the prior year.

ADMINISTRATIVE EXPENSES: Administrative expenses in 2002 increased as a result of the costs of converting to a public company and completing the IPO, increased technology spending relating to our previously announced technology initiatives, and restructuring charges. Administrative expenses for 2002, including the company's conversion and IPO expenses, were $848.5 million, which was $103.7 million higher than in the prior year. As a percent of premiums and service fees, this equates to 16.9%, an increase of 60 basis points over the prior year. Administrative expenses including conversion and IPO expenses for the fourth quarter 2002 were $225.6 million, $38.1 million higher than the prior year. As a percent of premiums and service fees, this equates to 17.8%, an increase of 110 basis points over the prior year. For the year ended December 31, 2002, on a premium equivalent basis, the expense ratio improved by 20 basis points to 11.5% from 11.7% in the prior year. The improvement on a premium equivalent basis reflects the increase in self-insured membership.

CASH FLOW: Cash flow from operating activities was $182.7 million in 2002, a decline of $31.6 million from 2001. Cash flow included $22.0 million relating to a third quarter 2001 estimated tax payment made in January 2002. The company was able to defer this payment because it was affected by the World Trade Center event. In 2002 the Company also received $46.5 million in World Trade Center related insurance proceeds. In addition, in 2002 the New York State account requested and received a $75.8 million withdrawal of its funds held on deposit with WellChoice. Excluding these items, cash flow from operations for 2002 would have been $234.0 million, a $19.7 million increase over the prior year.

CLAIMS RESERVES AND DAYS CLAIMS PAYABLE: The company experienced positive prior period reserve development of $13.6 million for the fourth quarter 2002, and $40.1 million for the full year 2002 for its "at risk" business. Favorable HMO results, including Medicare+Choice, accounted for the majority of the favorable development for both the fourth quarter and 2002.

Days claims payable dropped by 5.4 days to 52.9 days in the quarter ended December 31, 2002, from 58.3 days in the quarter ended September 30, 2002. The favorable prior period claims reserve development accounted for 0.6 days of the decline. Other important factors contributing to the reduction were: conversion related payment accelerations and continuing first pass rate improvements (2.8 days); payments of delayed claims submissions by Long Island Health Network hospitals subsequent to the completion of contract negotiations (1.2 days); the effect of a litigation settlement (0.5 days); and a change in the payment cycle for Medicare+Choice medical claims (0.2 days).

INCOME TAX: Since this year marks the transformation of WellChoice from a not-for-profit to a for-profit, publicly held corporation, the company incurred a number of tax benefits and charges that affected net income. During the third quarter 2002 the company recorded a net $167.2 million benefit to income due to the recognition of a deferred tax asset related to net operating loss carryforwards. This was partially offset by a $99.3 million tax expense in the fourth quarter 2002 reflecting the post conversion status of the company as a taxable entity retroactive to the beginning of the year. For the full year, the company recognized a net income tax benefit of $67.9 million. Including this one time tax adjustment, net income for the fourth quarter 2002 was a reported loss of $16.6 million or $0.20 per share.

WellChoice recently received a ruling from the Internal Revenue Service that its conversion did not result in limitations in the use of its existing net operating loss carryforwards and alternative minimum tax credits. The ruling is consistent with the accounting treatment the company adopted at the time of conversion.

EARNINGS OUTLOOK

WellChoice expects GAAP reported earnings for 2003 to be in the range of $2.17 to $2.22 per share, based on 83.5 million shares outstanding. This reflects approximately 20% growth over 2002 adjusted earnings per share of $1.81. This outlook is based on expected increases in commercial managed care membership and pricing in-line with medical cost increases. WellChoice expects GAAP earnings for the first quarter 2003 to be in the range of $0.54 to $0.58 per share.

                                       ***

ABOUT WELLCHOICE

WellChoice, Inc., headquartered in New York City, is the largest health insurance company in the State of New York based on PPO and HMO membership. The company has a total enrollment of 4.6 million members and has the exclusive right to use the Blue Cross and Blue Shield names and marks throughout 10 downstate New York counties and one or both of these names and marks in 18 upstate New York counties.

CONFERENCE CALL AND WEBCAST

The company will host a conference call and webcast today at 5:30 PM (EST) to review these results, as well as to discuss the outlook for 2003. The conference call can be accessed domestically by dialing 1-800-784-3697. International participants dial 1-706-643-1656. Please ask for reference number 7578163, 10 minutes prior to the start of the call. An audio replay of the call will be available from February 13 through the end of the day February 20. To access the replay, please dial 1-800-642-1687 and enter reference number 7578163. International callers can access the replay by dialing 1-706-645-9291 and enter reference number 7578163.


Cautionary Statements

WellChoice, Inc. presents adjusted results and per share data in order to provide investors with useful information with which to evaluate the company's financial results in comparison to its future performance and against its competitors. Management believes that, absent these adjustments, our results for 2002 would be difficult to analyze and understand due to the impact of the conversion-related and other items reflected in these adjustments. Investors are cautioned, however, that these adjusted results do not represent net income as defined by GAAP and, as a result, they may not be calculated on the same basis as other similarly titled measures of other companies within the health insurance industry.

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company's control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: the company's ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management, product design and negotiation of favorable provider reimbursement rates; the company's ability to maintain or increase the company's premium rates; possible reductions in enrollment in the company's health insurance programs or changes in membership mix; the regional concentration of the company's business; and the impact of health care reform and other regulatory matters. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the company's filings with the Securities and Exchange Commission, including the risk factors contained in WellChoice's final prospectus dated November 7, 2002, and the information contained in the company's Form 10-Q for the quarter ended September 30, 2002.

EXHIBIT A
                                WELLCHOICE, INC.
                                   Membership

                                                                                      DECEMBER 31,
                                                                  -------------------------------------------

(In thousands)                                                                2002                 2001
                                                                              ----                 ----
PRODUCTS AND SERVICES:
COMMERCIAL MANAGED CARE:
GROUP PPO, HMO, EPO AND OTHER(1)(2)                                           2,019                 1,752
NEW YORK CITY AND NEW YORK STATE PPO(3)                                       1,786                 1,563
                                                                         ----------            ----------
TOTAL COMMERCIAL MANAGED CARE                                                 3,805                 3,315
OTHER INSURANCE PRODUCTS AND SERVICES:
INDEMNITY                                                                       567                   804
INDIVIDUAL                                                                      236                   264
                                                                         ----------            ----------
TOTAL OTHER INSURANCE PRODUCTS AND SERVICES                                     803                 1,068
                                                                         ----------            ----------
OVERALL TOTAL                                                                 4,608                 4,383
                                                                         ==========            ==========
CUSTOMERS:
----------
LARGE GROUP(3)                                                                2,903                 2,695
SMALL GROUP AND MIDDLE MARKET                                                   394                   366
INDIVIDUALS                                                                     290                   323
NATIONAL ACCOUNTS                                                             1,021                   999
                                                                         ----------            ----------
OVERALL TOTAL                                                                 4,608                 4,383
                                                                         ==========            ==========
FUNDING TYPE:
-------------
INSURED(3)                                                                    3,060                 3,132
SELF-FUNDED                                                                   1,548                 1,251
                                                                         ----------            ----------
OVERALL TOTAL                                                                 4,608                 4,383
                                                                         ==========            ==========
ADJUSTED NEW YORK STATE MEMBERSHIP:
COMMERCIAL MANAGED CARE:
GROUP PPO, HMO, EPO AND OTHER(1)(2)                                           2,019                 1,752
NEW YORK CITY AND NEW YORK STATE PPO(4)                                       1,786                 1,730
                                                                         ----------            ----------
TOTAL COMMERCIAL MANAGED CARE                                                 3,805                 3,482
OTHER INSURANCE PRODUCTS AND SERVICES:                                          803                 1,068
                                                                         ----------            ----------
ADJUSTED TOTAL                                                                4,608                 4,550
                                                                         ==========            ==========


NOTES:
------

(1) OUR HMO PRODUCT INCLUDES MEDICARE+CHOICE. AS OF DECEMBER 31, 2002 AND 2001, WE HAD APPROXIMATELY 55,000 MEMBERS AND 59,000 MEMBERS, RESPECTIVELY, ENROLLED IN MEDICARE+CHOICE.

(2) "OTHER" PRINCIPALLY CONSISTS OF OUR MEMBERS ENROLLED IN DENTAL ONLY COVERAGE. AS OF DECEMBER 31, 2002 AND 2001, WE HAD APPROXIMATELY 69,000 MEMBERS AND 67,000 MEMBERS, RESPECTIVELY, ENROLLED IN DENTAL ONLY COVERAGE.

(3) ENROLLMENT AS OF DECEMBER 31, 2002 INCLUDES 175,000 NEW YORK STATE PPO ACCOUNT MEMBERS WHO RESIDE IN NEW YORK STATE BUT OUTSIDE OF OUR SERVICE AREAS. PRIOR TO THIS TIME, THESE MEMBERS WERE ENROLLED IN THE NEW YORK BLUE CROSS BLUE SHIELD PLAN LICENSED IN THE AREA WHERE THE MEMBERS RESIDED, AND, ACCORDINGLY, THE MEMBERSHIP WAS REPORTED BY THESE PLANS AND NOT BY US. STARTING IN 2002, IN ACCORDANCE WITH A CHANGE TO THE CONTRACT WITH NEW YORK STATE, WE BEGAN ADMINISTERING THE ENTIRE PLAN, INCLUDING THOSE MEMBERS ENROLLED OUTSIDE OF OUR SERVICE AREA, AND ALL MEMBERS WERE THEREFORE ENROLLED IN, AND REPORTED BY, WELLCHOICE.

(4) THE ADJUSTMENT FOR NEW YORK STATE MEMBERSHIP ADDS 167,000 MEMBERS TO THE 2001 COMMERCIAL MANAGED CARE SEGMENT TO PUT 2002 ON A COMPARABLE BASIS TO THE PRIOR YEAR FOR THE OUT OF AREA ENROLLMENT CHANGE.

EXHIBIT B
                                 WELLCHOICE INC.
                      Consolidated Statements of Operations

                                                                       QUARTER ENDED                           YEAR ENDED
                                                                        DECEMBER 31,                          DECEMBER 31,
                                                            -----------------------------------------------------------------------
                                                                 2002               2001               2002               2001
                                                                 ----               ----               ----               ----
($ in millions, except earnings per share)
Revenues:
    PREMIUM EARNED                                             $1,166.7           $1,040.9            $4,628.0           $4,246.2
    ADMINISTRATIVE SERVICE FEES                                    97.7               81.3               396.2              322.0
    INVESTMENT INCOME, NET                                         17.6                7.4                67.4               56.9
    OTHER INCOME, NET                                               0.7                3.0                14.0                6.1
                                                            -----------        -----------         -----------        -----------
TOTAL REVENUE                                                   1,282.7            1,132.6             5,105.6            4,631.2

Expenses:
    Cost of benefits provided                                     974.4              903.6             3,947.4            3,738.8
    ADMINISTRATIVE EXPENSES                                       218.4              187.1               833.1              742.8
    CONVERSION AND IPO EXPENSES                                     7.2                0.4                15.4                2.0
                                                            -----------        -----------         -----------        -----------
TOTAL EXPENSES                                                  1,200.0            1,091.1             4,795.9            4,483.6
INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                                            82.7               41.5               309.7              147.6
INCOME TAX (EXPENSE) BENEFIT                                      (99.3)                -                67.9                (0.1)
                                                            -----------        -----------         -----------        -----------
(LOSS) INCOME FROM CONTINUING OPERATIONS                          (16.6)              41.5               377.6              147.5
LOSS FROM DISCONTINUED OPERATIONS                                   0.0                4.0                 1.1               16.5
                                                            -----------        -----------         -----------        -----------
NET (LOSS) INCOME                                                ($16.6)            $37.5              $376.5              $131.0
                                                            ===========        ===========         ===========        ===========
PRO FORMA EARNINGS PER SHARE
     (BASED ON 83.5 MILLION SHARES)                              ($0.20)             $0.45               $4.51              $1.57
MEDICAL LOSS RATIO                                                83.5%              86.8%               85.3%              88.1%
ADMINISTRATIVE EXPENSE RATIO                                      17.8%              16.7%               16.9%              16.3%


EXHIBIT C
                                 WELLCHOICE INC.
        Reconciliation of Adjusted Net Income and EPS to Reported Results

                                                                          QUARTER ENDED                      YEAR ENDED
                                                                           December 31,                     December 31,
                                                                   -------------------------------------------------------------
                                                                       2002             2001           2002             2001
                                                                       ----             ----           ----             ----
($ in millions, except earnings per share)
Income from continuing operations
    before income taxes (as reported)                                  $82.7            $41.5         $309.7           $147.6
Adjustments:
    LITIGATION RESERVE RELEASE                                             -                -          (15.4)               -
    INSURANCE PROCEEDS RELATED TO EQUIPMENT LOST AT WTC                    -             (6.7)          (8.0)            (6.6)
    SEVERANCE COSTS                                                        -              3.5            6.3              3.5
    UNREIMBURSED WTC RECOVERY COSTS                                        -              3.5            2.3              3.5
    WTC INSURANCE SETTLEMENT                                           (21.6)               -          (21.6)               -
    RESTRUCTURING CHARGE                                                13.7                -           13.7                -
    WEBMD INVESTMENT LOSS                                                  -             10.5              -             10.5
    NET IMPACT OF PREMIUM TAXES                                         (1.6)            (4.7)         (17.0)           (19.0)
    SALES AND USE TAXES                                                 (1.0)            (3.0)          (9.8)           (12.0)
                                                                   ----------       ----------     ----------       ----------
TOTAL ADJUSTMENTS                                                      (10.5)             3.1          (49.5)           (20.1)
Adjusted income from continuing operations
    BEFORE INCOME TAXES                                                 72.2             44.6          260.2            127.5
Income taxes at 42%                                                    (30.3)           (18.7)        (109.3)           (53.6)
                                                                   ----------       ----------     ----------       ----------
ADJUSTED NET INCOME                                                    $41.9            $25.9         $150.9             73.9
                                                                   ==========       ==========     ==========       ==========
Adjusted earnings per share (based on 83.5
    MILLION SHARES)                                                    $0.50            $0.31          $1.81            $0.89
                                                                   ==========       ==========     ==========       ==========
Adjusted medical loss ratio                                             83.5%            86.8%          85.6%            88.1%
ADJUSTED ADMININISTRATIVE EXPENSE RATIO                                 18.7%            16.8%          17.4%            16.8%

RECONCILIATION TO REPORTED RESULTS
NET INCOME PRIOR TO IPO                                                $22.0            $37.4         $415.1           $131.0
NET LOSS FOR THE PERIOD FROM NOVEMBER 7, 2002 (DATE OF THE
CONVERSION AND IPO) TO DECEMBER 31, 2002                               (38.6)              -           (38.6)              -
                                                                   ----------       ----------     ----------       ----------
NET INCOME                                                            ($16.6)           $37.4         $376.5           $131.0
                                                                   ==========       ==========     ==========       ==========
BASIC AND DILUTED NET LOSS PER COMMON SHARE FOR THE PERIOD
FROM NOVEMBER 7, 2002 (DATE OF THE CONVERSION  AND IPO) TO
DECEMBER 31, 2002                                                     ($0.46)                         ($0.46)
                                                                   ==========                      ==========
PRO FORMA EARNING PER SHARE                                           ($0.20)           $0.45          $4.51            $1.57
                                                                   ==========       ==========     ==========       ==========
SHARES USED TO COMPUTE EARNINGS PER SHARE                               83.5             83.5           83.5             83.5


EXHIBIT D
                                WELLCHOICE, INC.
                           Consolidated Balance Sheets

                                                                                                    DECEMBER 31,
                                                                                     ----------------------------------------
                                                                                            2002                  2001
                                                                                            ----                  ----
($ in millions, except share and per share data)
ASSETS
INVESTMENTS:
FIXED MATURITIES, AT FAIR VALUE (AMORTIZED COST: $846.6 AND $909.5)                        $863.3                $919.9
MARKETABLE EQUITY SECURITIES, AT FAIR VALUE (COST: $47.0 AND $23.5)                          44.6                  23.4
SHORT-TERM INVESTMENTS                                                                      359.5                 225.3
OTHER LONG-TERM EQUITY INVESTMENTS                                                           28.2                  27.1
                                                                                      -----------           -----------
TOTAL INVESTMENTS                                                                         1,295.6               1,195.7
CASH AND CASH EQUIVALENTS                                                                   487.4                 408.6
                                                                                      -----------           -----------
TOTAL INVESTMENTS AND CASH AND CASH EQUIVALENTS                                           1,783.0               1,604.3
RECEIVABLES:
BILLED PREMIUMS, NET                                                                        111.1                 135.9
ACCRUED PREMIUMS                                                                            247.7                 267.6
OTHER AMOUNTS DUE FROM CUSTOMERS, NET                                                        94.5                  68.5
MISCELLANEOUS, NET                                                                           92.6                  84.6
                                                                                      -----------           -----------
TOTAL RECEIVABLES                                                                           545.9                 556.6
PROPERTY, EQUIPMENT AND INFORMATION SYSTEMS, NET                                            100.8                 102.9
DEFERRED TAXES, NET                                                                         269.0                 118.9
OTHER                                                                                        78.8                  66.9
                                                                                      -----------           -----------
TOTAL ASSETS                                                                              2,777.5               2,449.6
                                                                                      ===========           ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
UNPAID CLAIMS AND CLAIMS ADJUSTMENT EXPENSE                                                 559.9                 634.1
UNEARNED PREMIUM INCOME                                                                     127.5                 120.2
ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                                       111.9                 114.7
GROUP AND OTHER CONTRACT LIABILITIES                                                        250.6                 307.8
OTHER                                                                                       491.3                 443.5
                                                                                      -----------           -----------
TOTAL LIABILITIES                                                                         1,541.2               1,620.3
STOCKHOLDERS' EQUITY:
COMMON STOCK, $0.01 PER SHARE VALUE, 225,000,000 SHARES AUTHORIZED;
83,490,477 SHARES ISSUED AND OUTSTANDING                                                      0.8
CLASS B COMMON STOCK, $0.01 PER SHARE VALUE, ONE SHARE AUTHORIZED;
ONE SHARE ISSUED AND OUTSTANDING
PREFERRED STOCK, $.01 PER SHARE VALUE, 25,000,000 SHARES AUTHORIZED;
NONE ISSUED AND OUTSTANDING
ADDITIONAL PAID IN CAPITAL                                                                1,255.6                     -
UNASSIGNED RESERVES                                                                             -                 813.3
RETAINED EARNINGS                                                                           (38.5)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                                                18.4                  16.0
TOTAL STOCKHOLDERS' EQUITY                                                                1,236.3                 829.3
                                                                                      -----------           -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $2,777.5              $2,449.6
                                                                                      ===========           ===========


EXHIBIT E
                                WELLCHOICE, INC.
                      Consolidated Statements of Cash Flows





                                                                                                 December 31,
                                                                                   --------------------------------------
                                                                                          2002                  2001
                                                                                          ----                  ----
($ in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME                                                                                $376.5                $131.0
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
OPERATING ACTIVITIES:
DEPRECIATION AND AMORTIZATION                                                               34.5                  26.7
DEFERRED INCOME TAX BENEFIT                                                               (151.4)                (34.8)
OTHER                                                                                       (9.6)                  6.8
NET CHANGE IN ASSETS AND LIABILITIES                                                       (67.3)                 84.6
                                                                                       ----------            ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  182.7                 214.3

CASH FLOWS FROM INVESTING ACTIVITIES:
PURCHASES OF PROPERTY, EQUIPMENT AND INFORMATION SYSTEMS                                   (33.7)                (33.8)
PROCEEDS FROM SALE OF PROPERTY, EQUIPMENT AND INFORMATION SYSTEMS                            1.3                     -
PURCHASES OF AVAILABLE FOR SALE INVESTMENTS                                             (1,757.6)               (818.5)
PROCEEDS FROM SALES AND MATURITIES OF AVAILABLE FOR SALE INVESTMENTS                     1,660.5                 723.0
                                                                                       ----------            ----------
NET CASH USED IN INVESTING ACTIVITIES                                                     (129.5)               (129.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
DECREASE IN CAPITAL LEASE OBLIGATIONS                                                       (2.4)                 (1.9)
NET PROCEEDS FROM COMMON STOCK ISSUED IN THE
  INITIAL PUBLIC OFFERING                                                                   28.0                     -
                                                                                       ----------            ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                         25.6                  (1.9)

NET CHANGE IN CASH AND CASH EQUIVALENTS                                                     78.8                  83.1
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           408.6                 325.5
                                                                                       ----------            ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                $487.4                $408.6
                                                                                       ==========            ==========


NOTE: CASH FLOW FROM OPERATIONS FOR 2002 OF $182.7 MILLION WAS ADVERSELY IMPACTED BY A $75.8 MILLION REFUND OF AMOUNTS HELD ON DEPOSIT TO NYS AND $22.0 MILLION IN TAXES PAID RELATED TO 2001. OFFSETTING THESE ITEMS IS APPROXIMATELY $46.5 MILLION IN WORLD TRADE CENTER INSURANCE PROCEEDS, NET OF RECOVERY EXPENSES. ABSENT THESE ITEMS 2002 CASH FLOW FROM OPERATIONS WOULD HAVE BEEN $234.0 MILLION.